EXHIBIT 10.1

EXECUTION VERSION
$500,000,000
364-DAY CREDIT AGREEMENT
dated as of
June 30, 2017
among
PRAXAIR, INC.
THE LENDERS LISTED HEREIN
and
MIZUHO BANK, LTD.,
as Administrative Agent
______________________
MIZUHO BANK, LTD.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC. and
HSBC SECURITIES (USA) INC.,
Joint Lead Arrangers

and
MIZUHO BANK, LTD.,
Bookrunner

TABLE OF CONTENTS
ARTICLE 1
DEFINITIONS
Section 1.01.	Definitions	1
Section 1.02.	Accounting Terms and Determinations	12
Section 1.03.	Types of Borrowings	12
ARTICLE 2
THE CREDITS
ARTICLE 3
CONDITIONS
Section 3.01.	Effectiveness	21
Section 3.02.	[Reserved]	22
Section 3.03.	Borrowings	22
ARTICLE 4
REPRESENTATIONS AND WARRANTIES

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Section 4.09.	Not an Investment Company	24
Section 4.10.	Disclosure	24
Section 4.11.	Sanctions	24
ARTICLE 5
COVENANTS
ARTICLE 6
DEFAULTS
Section 6.01.	Events of Default	29
Section 6.02.	Notice of Default	32
Section 6.03.	[Reserved]	32
Section 6.04.	Rescission	32
ARTICLE 7
THE ADMINISTRATIVE AGENT
ARTICLE 8
CHANGE IN CIRCUMSTANCES

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ARTICLE 9
[RESERVED]
ARTICLE 10
[RESERVED]
ARTICLE 11
MISCELLANEOUS

Pricing Schedule
Commitment Schedule
Exhibit A – Note
Exhibit B – Assignment and Assumption Agreement

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364-DAY CREDIT AGREEMENT
AGREEMENT dated as of June 30, 2017 (this “Agreement”) among PRAXAIR, INC., the LENDERS listed on the signature pages hereof and MIZUHO BANK, LTD., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE 1
 Definitions
Section 1.01.                          Definitions.  The following terms, as used herein, have the following meanings:
“Administrative Agent” means Mizuho, in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.
“Administrative Agent’s Office” means the Administrative Agent’s address set forth on the signature pages hereof or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (which shall promptly following receipt thereof give a copy to the Company) duly completed by such Lender.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Applicable Lending Office” means, with respect to any Lender and any Loan made by it hereunder to the Borrower, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Applicable Lending Office for Loans of that nature) or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Applicable Lending Office for such purpose by not less than five Domestic Business Days’ notice to the Company and the Administrative Agent.
“Assignee” has the meaning set forth in Section 11.06(c).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Mizuho as its “prime rate,” and (c) the Euro-Currency Base Rate plus 1%.  The “prime rate” is a rate set by Mizuho based upon various factors including Mizuho’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Mizuho shall take effect at the opening of business on the day specified in the public announcement of such change.

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“Base Rate Loan” means a Syndicated Loan (or, if such Loan has been converted to a Term Loan pursuant to Section 2.18, a Term Loan) which bears interest at the Base Rate plus the applicable Base Rate Margin pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article 8.
“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” means the Company and its successors.
“Borrowing” has the meaning set forth in Section 1.03.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Euro-Currency Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Calendar Quarter” means a three-month period consisting of (i) each January, February, and March, (ii) each April, May and June, (iii) each July, August and September or (iv) each October, November and December.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the date of this Agreement, regardless of the date enacted, adopted or issued.
“Commitment” means (i) with respect to each Lender, the amount of such Lender’s Commitment, as such amount is set forth opposite the name of such Lender on the Commitment Schedule and (ii) with respect to any Assignee, the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 11.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.09 or Section 11.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.
“Commitment Schedule” means the Commitment Schedule attached hereto.
“Committed Loan” means a Syndicated Loan.

“Company” means Praxair, Inc., a Delaware corporation, and its successors.
“Connection Income Taxes” has the meaning set forth in Section 8.04(a).
“Consolidated Book Net Worth” means at any date the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries, determined as of such date, calculated without giving effect to changes in the cumulative foreign currency translation adjustment after June 30, 2011.
“Consolidated Net Tangible Assets” means, at any time of determination, the total Net Tangible Assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the date of the Company’s last published consolidated balance sheet preceding the time of determination.
“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.
“Consolidated Total Debt” means at any date all consolidated Debt of the Company and its Consolidated Subsidiaries determined as of such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate Dollar Amount of its Loans at such time; provided that, if such Loans have been converted to Term Loans pursuant to Section 2.18, the outstanding principal amount of such Term Loans.
“Debt” of any Person means at any date, without duplication, to the extent required in accordance with generally accepted accounting principles to be included in the financial statements of such Person or the footnotes thereto:
(i)                      all obligations of such Person for borrowed money;
(ii)                      all obligations of such Person evidenced by bonds, debentures or notes;
(iii)                      all obligations of such Person for installment purchase transactions involving the purchase of property or services over $5,000,000 for any particular transaction, except trade accounts payable and expense accruals arising in the ordinary course of business;
(iv)                      all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles;
(v)                      all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit; and
(vi)                      all Debt of others Guaranteed by such Person.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default; provided that, with respect to Section 6.01(k), no Default shall be deemed to have occurred until the time period for appeal has expired.

“Defaulting Lender” means, subject to Section 2.19(c), any Lender that (a) has failed to perform any of its funding obligations hereunder within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing, that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender (x) solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement made with such Lender and (y) with respect to clauses (a) through (c) above, if such Lender’s failure to fund is based on such Lender’s reasonable good faith determination that any applicable condition in Article 3 has not been satisfied and such Lender has notified the Administrative Agent and the Company in writing (which writing shall specifically identify each such condition precedent, together with any applicable default) prior to the time of such proposed funding.
“Designated Jurisdiction” means, at any time, any country or territory that is the subject or target of territorial Sanctions (i.e., such countries and territories on the date of this Agreement are Crimea, Cuba, Iran, North Korea, Syria and Sudan).
“Dollar Amount” means, at any time, with respect to an amount denominated in Dollars, such amount.
“Dollar‑Denominated Loan” means a Loan that is made in Dollars pursuant to the applicable Notice of Borrowing.
“Dollars” and the sign “$” mean lawful currency of the United States.
“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
“Domestic Consolidated Subsidiary” with respect to any Person means a Consolidated Subsidiary of such Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.
“Environmental Laws” means all applicable federal, state, local and foreign laws, ordinances, codes, regulations, orders and requirements relating to the protection of, or discharge of materials into, the environment, including, without limitation, the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act; the Toxic Substance Control Act; the Clean Water Act; the Clean Air Act; and the Safe Drinking Water Act (in each case, as amended).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
“ERISA Group” means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro-Currency Base Rate” means:
(a)            for any Interest Period with respect to a Euro-Currency Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or any comparable or successor rate, which rate is approved by the Administrative Agent (after consultation with the Borrower), as published on the applicable Bloomberg screen page (or, if such rate is unavailable, such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Euro-Currency Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(b)            [reserved]; and
(c)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 A.M., London time, determined two Euro-Currency Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent after consultation with the Borrower; provided, further that if the Euro-Currency Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Euro‑Currency Business Day” means a Euro‑Dollar Business Day.
“Euro‑Currency Loan” means a Euro‑Dollar Loan.
“Euro‑Currency Margin” means a rate per annum determined in accordance with the Pricing Schedule.
“Euro‑Currency Rate” has the meaning set forth in Section 2.07(c).
“Euro‑Currency Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro‑Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non‑United States office of any Lender to the United States residents).
“Euro‑Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
“Euro‑Dollar Loan” means a Syndicated Loan (or, if such Loan has been converted to a Term Loan pursuant to Section 2.18, a Term Loan) denominated in Dollars which bears interest at a Euro‑Currency Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.
“Event of Default” has the meaning set forth in Article 6.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Mizuho on such day on such transactions as determined by the Administrative Agent; provided, further that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fixed Rate Loans” means Euro‑Currency Loans.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time and (ii) all Euro‑Currency Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person, and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
(i)                      to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(ii)                      entered into for the purpose of ensuring in any legally enforceable manner the obligee of such Debt of the payment thereof or to protect such obligee in any legally enforceable manner against loss in respect thereof (in whole or in part);
provided that the term Guarantee shall not include:
(a)            endorsements for collection or deposit in the ordinary course of business;
(b)            obligations that are not required in accordance with generally accepted accounting principles to be included in the financial statements of such Person or the footnotes thereto;
(c)            “unconditional purchase obligations” (including take-or-pay contracts) as defined in and as required to be disclosed pursuant to Statement of Financial Accounting Standards No. 47 and the related interpretations, as the same may be amended from time to time, but only to the extent the aggregate present value amount of all such obligations of the Company and its Consolidated Subsidiaries (other than amounts reflected on the balance sheet of the Company and its Consolidated Subsidiaries) is equal to or less than 5% of the net sales of the Company and its Consolidated Subsidiaries as set forth in the Company’s consolidated statement of income, determined as of the end of the preceding quarter for the twelve months then ending; and
(d)            any obligations required to be disclosed pursuant to the Statement of Financial Accounting Standards No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, issued March 1990, the Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, issued December 1991, and the Statement of Financial Accounting Standards No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, issued October 1994, and their related interpretations, as the same may be amended from time to time (except to the extent any such obligation is required to be reflected on the balance sheet of the Company and its Consolidated Subsidiaries).
The term “Guarantee” used as a verb has a corresponding meaning.

“Increase Date” has the meaning set forth in Section 5.05.
“Interest Period” means, with respect to each Euro‑Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:
(1)            any Interest Period which would otherwise end on a day which is not a Euro‑Currency Business Day shall be extended to the next succeeding Euro‑Currency Business Day unless such Euro‑Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro‑Currency Business Day;
(2)            any Interest Period which begins on the last Euro‑Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (3) below, end on the last Euro‑Currency Business Day of the calendar month which is a number of months after the month in which such Interest Period begins equal to the length of such Interest Period; and
(3)            any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; provided that if the Loans have been converted to Term Loans pursuant to Section 2.18, any Interest Period which would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date.
Notwithstanding the foregoing, all Interest Periods at any one time outstanding hereunder shall end on not more than 18 different dates, and the duration of any Interest Period which would otherwise exceed such limitation shall be adjusted so as to coincide with the remaining term of such other then current Interest Period as the Company and the Administrative Agent may agree.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
“Investment Grade Status” exists as to any Person at any date if all senior long-term unsecured debt securities of such Person outstanding at such date which had been rated by S&P or Moody’s are rated BBB‑ or higher by S&P or Baa3 or higher by Moody’s, as the case may be, or if such Person does not have a rating of its long-term unsecured debt securities, then if the corporate credit rating of such Person, if any exists, from S&P is BBB- or higher or the corporate family rating of such Person, if any exists, from Moody’s is Baa3 or higher.
“Lead Arrangers” means Mizuho Bank, Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., in their respective capacities as joint lead arrangers under this Agreement.
“Lender” means each bank listed on the signature pages hereof, each Assignee which becomes a Lender pursuant to Section 11.06(c), and their respective successors, for so long as such Person shall be a party to this Agreement.
“Leverage Ratio” means, at any time, the ratio of (x) Consolidated Total Debt to (y) the sum of Consolidated Total Debt plus Consolidated Book Net Worth at such time.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Loan” means a Committed Loan and “Loans” means Committed Loans.
“Loan Documents” means this Agreement and the Notes.
“Margin Stock” means “margin stock” as defined in Regulation U.
“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, which could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement or any Note or (ii) the rights and remedies of the Lenders under the Loan Documents.
“Material Debt” means Debt (other than the Loans) of the Company and/or one or more Material Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $200,000,000.
“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.
“Material Subsidiary” means any one or more Subsidiaries having combined Net Tangible Assets representing more than 10% of Consolidated Net Tangible Assets.
“Maximum Leverage Ratio” has the meaning set forth in Section 5.05.
“Mizuho” means Mizuho Bank, Ltd.
“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five‑year period.
“Net Tangible Assets” means, as to any Person, its gross assets, net of depreciation and other proper reserves, less its goodwill and other intangible assets.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.05 and (ii) has been approved by the Required Lenders.
“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.
“Notice of Borrowing” means a Notice of Committed Borrowing.
“Notice of Committed Borrowing” has the meaning set forth in Section 2.02.
“Notice of Interest Rate Election” has the meaning set forth in Section 2.10.

“Obligor” means the Company.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” has the meaning set forth in Section 8.04(a).
“Other Taxes” has the meaning set forth in Section 8.04(a).
“Outstanding Committed Amount” means, as to any Lender at any time, the aggregate Dollar Amount of Syndicated Loans made by it which are outstanding at such time.
“Parent” means, with respect to any Lender, any Person controlling such Lender.
“Participant” has the meaning set forth in Section 11.06(b).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate of all of the Commitments at such time, as such percentage may be adjusted pursuant to Section 2.19.  At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 11.06.
“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Quarterly Date” means each March 31, June 30, September 30 and December 31; provided, that if any such date falls on a day that is not a Domestic Business Day, the Quarterly Date shall be the next succeeding Domestic Business Day.
“Register” has the meaning set forth in Section 2.05(a).
“Regulation D” and “Regulation U” mean Regulation D and Regulation U, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders with more than 50% of the aggregate amount of the Credit Exposures at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time any of the foregoing amounts attributable to it.
“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, vice president of finance, treasurer, controller or general counsel of such Person.
“Restricted Subsidiary” means:
(i)                      any Domestic Consolidated Subsidiary of the Company; and
(ii)                      Praxair Canada Inc.
“Revolving Credit Period” means the period from and including the Effective Date to and including the Termination Date.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.
“Subsidiary” with respect to any Person means any corporation or other entity of which such Person directly or indirectly owns a majority of the securities or other ownership interests having ordinary voting power to elect the board of directors or other persons performing similar functions.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
 “Syndicated Loan” means a Loan made by a Lender pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Syndicated Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Taxes” has the meaning set forth in Section 8.04(a).
“Term Loan Maturity Date” means, following the Borrower’s election of the Term-Out option in accordance with Section 2.18, the date that is one year after the Termination Date in effect as of the date of such election; provided, that if such day is not a Euro-Currency Business Day, then the Term Loan Maturity Date shall be the next succeeding Euro-Currency Business Day.
“Term Loans” has the meaning set forth in Section 2.18.
“Term-Out” means the conversion of Loans into Term Loans, as provided in Section 2.18.
“Term-Out Notice” means a written request by the Borrower to elect the Term-Out option in accordance with Section 2.18.
“Termination Date” means, with respect to any Lender, June 29, 2018; provided, that if such day is not a Euro-Currency Business Day, then the Termination Date shall be the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Currency Business Day.

“Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of all Loans outstanding at such time.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“Wholly‑Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except for qualifying shares held by directors or foreign nationals in accordance with applicable law) are at the time owned by the Company or one or more other Wholly-Owned Consolidated Subsidiaries.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02.                          Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with U.S. generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in U.S. generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of U.S. generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.  Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of U.S. generally accepted accounting principles as of the date hereof shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of U.S. generally accepted accounting principles as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in U.S. generally accepted accounting principles after the date hereof.
Section 1.03.                          Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period.  Borrowings are classified for purposes of this Agreement either by method of determining interest on the Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro‑Currency Borrowing, and a “Euro‑Currency Borrowing” is a Borrowing comprised of Euro‑Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Syndicated Borrowing” is a Borrowing under Section 2.01(a) in which all Lenders participate in proportion to their Commitments).

ARTICLE 2
 The Credits
Section 2.01.                          Commitments to Lend: Syndicated Loans.  During the Revolving Credit Period each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans denominated in Dollars to the Borrower from time to time in amounts such that (i) such Lender’s Outstanding Committed Amount shall not exceed its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.  Each Borrowing under this subsection shall be in a minimum aggregate Dollar Amount of $5,000,000 and, in the case of a Dollar‑Denominated Borrowing, a multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available to the Borrower in accordance with Section 3.03) and shall be made from the several Lenders ratably in proportion to their respective Commitments.  Within the foregoing limits, the Borrower may borrow under this Section, repay or prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.
Section 2.02.                          Making of Committed Borrowings.  The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 12:00 Noon (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro‑Dollar Business Day before each Euro‑Dollar Borrowing, specifying:
(a)            the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing and a Euro‑Currency Business Day in the case of a Euro‑Currency Borrowing;
(b)            the aggregate amount of such Borrowing;
(c)            [reserved];
(d)            in the case of a Syndicated Borrowing in Dollars, whether the Loans comprising such Borrowing are to bear interest initially at the rate applicable to Base Rate Loans or a Euro‑Currency Rate; and
(e)            in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
Section 2.03.                          [Reserved].
Section 2.04.                          Notice to Lenders; Funding of Loans.
(a)            Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly (but in any event on the same day such Notice of Borrowing is received by the Administrative Agent) notify each Lender participating therein of the contents thereof and of such Lender’s ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
(b)            On the date of each Borrowing, each Lender participating therein shall make available its ratable share of such Borrowing not later than 1:30 P.M. (New York City time), in funds immediately available in New York City, to the Administrative Agent at its office specified in or pursuant to Section 11.01.

Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent shall make such aggregate funds available to the Borrower by depositing the proceeds thereof, in like funds as received by the Administrative Agent, in the account of the Borrower with the Administrative Agent as promptly as practicable, but in no event later than 2:00 P.M. (New York City time) on the date of such Borrowing.
(c)            Unless the Administrative Agent shall have received notice from a Lender prior to 1:30 P.M. (New York City time) on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.  Nothing contained in this subsection (c) shall relieve any Lender which has failed to make available its share of any Borrowing hereunder from its obligation to do so in accordance with the terms hereof.
(d)            The failure of any Lender to make available to the Administrative Agent its share of any Borrowing on the date of such Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make available to the Administrative Agent its share of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make available the share of any Borrowing to be made available by such other Lender on such date of Borrowing.
Section 2.05.                          Registry; Notes.
(a)            The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Lender, each Loan made by such Lender and each repayment of any Loan made by such Lender.  Any such recordation by the Administrative Agent on the Register shall be presumptively correct, absent manifest error.
(b)            The Borrower hereby agrees that, promptly upon the request of any Lender at any time, such Borrower shall deliver to such Lender a single Note, in substantially the form of Exhibit A hereto, duly executed by such Borrower and payable to the order of such Lender and representing the obligation of such Borrower to pay the unpaid principal amount of all Loans made to such Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.
(c)            Each Lender shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Lender receiving a Note pursuant to this Section, if such Lender so elects in connection with any transfer or enforcement of any Note, may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that neither the failure of such Lender to make any such recordation or endorsement nor any error therein shall affect the obligations of the Borrower hereunder or under the Notes.  Such Lender is hereby irrevocably authorized by the Borrower so to endorse any Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

Section 2.06.                          Maturity of Loans.
(a)            Unless the Term-Out option has been exercised in accordance with Section 2.18, each Committed Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon on the Termination Date.
(b)            Any Term Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Term Loan Maturity Date.
Section 2.07.                          Interest Rates.
(a)            Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made to but excluding the date it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the applicable Base Rate Margin.  Such interest shall be payable to but excluding the date of actual payment in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro‑Dollar Loan, on each date a Base Rate Loan is so converted.  Any overdue principal of or overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such day.
(b)            [Reserved].
(c)            Each Euro‑Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum (the “Euro-Currency Rate”) equal to the sum of (i) the Euro‑Currency Margin for such day plus (ii) the Euro-Currency Base Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
(d)            Any overdue principal of or interest on any Euro‑Currency Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such date.
(e)            The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
Section 2.08.                          Fees.
(a)            Subject to the next sentence, the Company shall pay to the Administrative Agent for the ratable account of the Lenders, a commitment fee in Dollars at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate unused amount of the Commitments.  Such commitment fee shall accrue from and including the Effective Date to but excluding the date that the Credit Exposures are reduced to zero; provided, however, that no commitment fee shall accrue on the unused amount of the Commitment of a Defaulting Lender, for so long as such Lender shall be a Defaulting Lender.
(b)            [Reserved].

(c)            Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Credit Exposures are reduced to zero).
Section 2.09.                          Optional Termination or Reduction of Commitments.  During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably and permanently reduce from time to time by an aggregate amount of at least $25,000,000 or a larger multiple of $5,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount.  Each such notice shall be irrevocable; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.10.                          Method of Electing Interest Rates.
(a)            The Loans included in each Syndicated Borrowing of Dollar‑Denominated Loans shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection (a)), as follows:
(i)                      if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro‑Dollar Loans as of any Euro‑Dollar Business Day; and
(ii)                      if such Loans are Euro‑Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro‑Dollar Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Euro‑Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted to Base Rate Loans, in which case such notice shall be delivered to the Administrative Agent not later than 11:00 A.M. (New York City time) on the second Domestic Business Day before such conversion is to be effective).  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans, provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000 (unless such portion is comprised of Base Rate Loans).
(b)            Each Notice of Interest Rate Election shall specify:
(i)                      the Group of Loans (or portion thereof) to which such notice applies;
(ii)                      the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.10(a) above;

(iii)                      if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Fixed Rate Loans, the duration of the next succeeding Interest Period applicable thereto; and
(iv)                      if such Loans are to be continued as Euro‑Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period.”
(c)            Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection 2.10(a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.  If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Group of Fixed Rate Loans, the Borrower shall be deemed to have elected that such Group of Loans be continued on the last day of such Interest Period for an additional Interest Period of 30 days or one month, as the case may be (subject to the provisions of the definition of Interest Period).
(d)            An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a Borrowing subject to the provisions of Section 3.03.
Section 2.11.                          Scheduled Termination of Commitments.  The Commitments shall terminate on the Termination Date, and (unless the Term-Out option has been exercised in accordance with Section 2.18) any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.
Section 2.12.                          Optional Prepayments.
(a)            Subject in the case of any Fixed Rate Loan to Section 2.14, the Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans bearing interest at the rate applicable to Base Rate Loans pursuant to Section 8.01, upon at least three Euro-Dollar Business Day’s notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans or upon at least four Euro‑Currency Business Days’ notice to the Administrative Agent, prepay any Group of Euro‑Currency Loans, in each case in whole at any time, or from time to time in part in Dollar Amounts aggregating not less than $5,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.  Each such notice shall be irrevocable; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)            [Reserved].
(c)            Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment.

Section 2.13.                          General Provisions as to Payments.
(a)            The Borrower shall make each payment of principal of, and interest on, the Dollar‑Denominated Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Dollars in funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01.  In any event, all payments to be made by the Borrower hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or set‑off.  The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro‑Currency Loans shall be due on a day which is not a Euro‑Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro‑Currency Business Day unless such Euro‑Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro‑Currency Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(b)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
Section 2.14.                          Funding Losses.  If:
(a)            the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 2, Article 6 or Article 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(d);
(b)            any lender or lenders purchase the outstanding Loans of any Lender pursuant to Section 8.06 on any day other than the last day of an Interest Period applicable thereto; or
(c)            the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Lender in accordance with Section 2.04, 2.10(c) or 2.12(c);
then the Borrower shall reimburse each Lender through the Administrative Agent within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower and the Administrative Agent a certificate containing a computation in reasonable detail as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
Section 2.15.                          Computation of Interest and Fees.  Interest on Base Rate Loans hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16.                          [Reserved].
Section 2.17.                          Regulation D Compensation.  So long as Regulation D shall require reserves to be maintained against “Eurocurrency liabilities” (or against any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents), each Lender subject to and actually incurring such reserve requirement may require the Borrower to pay, contemporaneously with each payment of interest on the Euro‑Currency Loans, additional interest on the related Euro‑Currency Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Euro-Currency Base Rate divided by (B) one minus the Euro‑Currency Reserve Percentage over (ii) the applicable Euro-Currency Base Rate.  Any Lender wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Euro‑Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro‑Currency Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Euro‑Currency Business Days before each date on which interest is payable on the Euro‑Currency Loans of the amount then due it under this Section.
Section 2.18.                          Term-Out Option.
(a)            Provided no Event of Default has occurred and is continuing, the Borrower may, upon delivery of a Term-Out Notice to the Administrative Agent not less than five days prior to the Termination Date, elect to have the entire principal amount of the Loans outstanding on the Termination Date converted into non-revolving term loans (the “Term Loans”), which Term Loans shall be due and payable on the Term Loan Maturity Date; provided that the Company may exercise the Term-Out only once during the term of this Agreement.
(b)            Upon the effectiveness of the Term-Out, the Commitments shall be permanently terminated. All Loans converted into Term Loans pursuant to this Section 2.18(a) shall continue to constitute Loans except that the Borrower may not reborrow after all or any portion of such Loan have been prepaid.  As a condition precedent to the Term-Out, the Borrower shall deliver to the Administrative Agent a Term-Out Notice dated the effective date of the Term-Out signed by a senior officer of the Borrower, confirming that immediately before and after giving effect to the Term-Out: (i) each of the representations and warranties of the Borrower set forth herein (other than the representations and warranties set forth in Sections 4.04(c), 4.05, 4.06, 4.07 and 4.10) is true and correct in all material respects as of the effective date of the Term-Out, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date and (ii) no Event of Default has occurred and is continuing or would result from the Term-Out. The Borrower agrees to pay to the Administrative Agent for the account of each Lender whose Loans are being converted to Term Loans a one-time Term-Out fee equal to 0.75% of the outstanding principal amount of such Lender’s Loans so converted, which shall be due and payable on the effective date of the Term-Out.  The Borrower hereby agrees to pay any and all costs (if any) incurred by any Lender in connection with the exercise of the Term-Out.

Section 2.19.                          Defaulting Lenders.
(a)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)                      Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.05.
(ii)                      Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second,  as the Company may request, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)                      Certain Fees.  That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)            [Reserved].
(c)            Defaulting Lender Cure.  If the Company and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20.                          Replacement of this Agreement.  If the Company wishes at any time to replace this Agreement with another credit facility, the Company may give prior notice of the termination of the Commitments hereunder as required by Section 2.09 and prior notice of the prepayment of any Loans outstanding hereunder as required by Section 2.12, in each case on a conditional basis (i.e., conditioned upon such other credit facility becoming available to the Company), provided that the Company gives definitive notice of such termination of the Commitments and prepayment of outstanding Loans (if any) to the Administrative Agent before 10:00 A.M. (New York City time) on the date of such termination and prepayment (if any) and complies with the applicable requirements of Section 2.09 and Section 2.12 in all other respects.
ARTICLE 3
 Conditions
Section 3.01.                          Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Administrative Agent shall have received (x) a fee paid by the Company to the Administrative Agent for the account of each Lender in the amount heretofore mutually agreed and (y) each of the following documents, each dated the Effective Date unless otherwise indicated:
(a)            counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile transmission, other electronic transmission or other written confirmation from such party of execution of a counterpart hereof signed by such party);
(b)            an opinion of Cahill Gordon & Reindel llp, in a form reasonably acceptable to the Administrative Agent;
(c)            [reserved];
(d)            receipt by the Administrative Agent of a copy of the Company’s certificate of incorporation, certified by the Secretary of State of Delaware; and
(e)            receipt by the Administrative Agent of a certificate on behalf of the Company signed by the Secretary or an Assistant Secretary of the Company or such other authorized officer of the Company satisfactory to the Administrative Agent certifying:
(i)                      that the Company’s certificate of incorporation has not been amended since the date of the certificate referred to in clause (d) above;
(ii)                      that no proceeding for the dissolution or liquidation of the Company exists;
(iii)                      that the copy of the By-laws of the Company attached to the certificate is true, correct and complete;

(iv)                      that the copies of the resolutions of the Company’s Board of Directors attached to the certificate are true and correct and in full force and effect; and
(v)                      as to the incumbency of each officer of the Company who signed this Agreement and the Notes on behalf of the Company; and
(f)            receipt by the Administrative Agent of all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall promptly notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.
Section 3.02.                          [Reserved].
Section 3.03.                          Borrowings.  The obligation of any Lender to make a Loan is subject to the satisfaction of the following conditions:
(a)            receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or Section 2.03;
(b)            the fact that, immediately after such Borrowing, the Total Outstanding Amount will not exceed the aggregate amount of the Commitments;
(c)            the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and
(d)            the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(c), 4.05 and 4.07) shall be true in all material respects (except that any such representation or warranty qualified as to materiality or by “Material Adverse Effect” shall be true in all respects) on and as of the date of such Borrowing or issuance (or renewal, extension or increase), except to the extent that any such representations or warranties refer specifically to an earlier date, in which case they shall be true as of such earlier date.
Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses 3.03(c) and 3.03(d).
ARTICLE 4
 Representations and Warranties
The Company represents and warrants that:
Section 4.01.                          Corporate Existence and Power.  The Company is (a) a corporation duly incorporated, validly existing under the laws of Delaware and (b) is in good standing under the laws of Delaware, and (c) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in the case of clause (b) and clause (c) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.02.                          Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than routine informational filings) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in or permit the termination or modification of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
Section 4.03.                          Binding Effect.  This Agreement constitutes a valid and binding agreement of the Company and, when executed and delivered in accordance with this Agreement, any of its Notes will constitute valid and binding obligations of the Company, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.
Section 4.04.                          Financial Information.
(a)            The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2016 and the related statements of income and cash flows for the fiscal year then ended, reported on by Pricewaterhouse Coopers LLP, copies of which have been delivered to each of the Lenders, fairly present, in all material respects in conformity with U.S. generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
(b)            The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2017 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, copies of which have been delivered to each of the Lenders, fairly present in all material respects in conformity with U.S. generally accepted accounting principles applied on a basis consistent with the consolidated financial statements referred to in subsection (a) of this Section (except as stated therein), the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine month period (subject to normal year-end adjustments and the absence of footnotes).
(c)            Since December 31, 2013 there has been no change in the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, which could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under this Agreement or any Note or which in any manner draws into question the validity or enforceability of any Loan Document.
Section 4.05.                          Litigation.  There is no action, suit or proceeding pending against or to the knowledge of the Company threatened against the Company or any of its Restricted Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially and adversely affect the ability of the Company to perform its obligations under this Agreement or any Note or which in any manner draws into question the validity of this Agreement or the Notes.
Section 4.06.                          Compliance with ERISA.  After it has become a member of the ERISA Group, except as could not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the currently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  After it has become a member of the ERISA Group, except as could not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has:

(i)                      sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA in respect of any Plan,
(ii)                      failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or
(iii)                      incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
Section 4.07.                          Environmental Matters.  In the ordinary course of its business, the Company considers the effects of Environmental Laws on the business, operations and properties of the Company and its Restricted Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs.  Based on the foregoing, the Company has reasonably concluded that Environmental Laws are unlikely to have an effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole during the term of the Agreement, which could materially and adversely affect the ability of the Company to perform its obligations under this Agreement or any Note.
Section 4.08.                          Subsidiaries.  Each corporate Restricted Subsidiary of the Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (b) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.09.                          Not an Investment Company.  No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.10.                          Disclosure.  As of the Effective Date, the written material theretofore furnished to the Administrative Agent and the Lenders by or on behalf of the Company in connection herewith, taken as a whole, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (i) to the extent any such written material was based upon or constitutes a forecast or projection, the Company represents only that such material was prepared in good faith based on assumptions it believed to be reasonable at the time such material was prepared (it being recognized by the Administrative Agent and the Lenders that such information is subject to significant uncertainties and contingencies and that no assurance can be given that any particular forecast or projection will be realized and that actual results during the period or periods covered thereby may vary and such variances may be material) and (ii) the Company makes no representation or warranty with respect to information of a general economic or general industry nature.
Section 4.11.                          Sanctions. None of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any director, officer, employee, agent or affiliate thereof, is currently the subject or target of any Sanctions, nor is the Company or any Subsidiary located, organized or residing in a Designated Jurisdiction.

ARTICLE 5
 Covenants
The Company agrees that, so long as any Lender has any Credit Exposure hereunder:
Section 5.01.                          Information.  The Company will deliver to the Administrative Agent (which shall promptly forward to the Lenders):
(a)            within 113 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with generally accepted auditing standards by Pricewaterhouse Coopers LLP or other independent public accountants of nationally recognized standing;
(b)            within 53 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and comparative financial information as of the end of the previous fiscal year, the related consolidated statement of income for such quarter and the related consolidated statements of income and cash flows for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation in all material respects, generally accepted accounting principles and consistency by the principal financial officer or the principal accounting officer of the Company or a person designated in writing by either of the foregoing persons;
(c)            simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the principal financial officer, principal accounting officer, treasurer or comptroller of the Company, or a person designated in writing by either of the foregoing persons
(i)                      setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with any applicable requirements of Section 5.05; and
(ii)                      stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;
(d)            promptly upon the incurrence of Debt in connection with an acquisition that caused the Leverage Ratio to exceed 70%, a certificate of the principal financial officer, principal accounting officer, treasurer or comptroller of the Company, or a person designation in writing by either of the foregoing persons setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with Section 5.05;
(e)            [Reserved];
(f)            within five days after any Responsible Officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the principal financial officer or the principal accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(g)            promptly upon the mailing thereof to the public shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;
(h)            promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the SEC;
(i)            within five days after any Responsible Officer of the Company obtains knowledge thereof, if and when any member of the ERISA Group (after it has become a member of the ERISA Group):
(i)                      gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;
(ii)                      receives notice of complete or partial withdrawal liability in excess of $5,000,000, under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;
(iii)                      receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice;
(iv)                      applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, a copy of such application;
(v)                      gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;
(vi)                      gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or
(vii)                      fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security;
a certificate of a Responsible Officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; and
(j)            from time to time such additional information regarding the financial position or business of the Company’s Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

The Administrative Agent will deliver a copy of each document it receives pursuant to this Section 5.01 to each Lender within four Domestic Business Days after receipt thereof.
Any information required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at www.praxair.com; (ii) on which such documents are posted on the SEC’s website at www.sec.gov or (iii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Without limiting the provisions of Section 11.10, the Company hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Syndtrack or another similar electronic system.
Section 5.02.                          Maintenance of Property; Insurance.
(a)            The Company will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its respective business in good working order and condition, ordinary wear and tear excepted, and except as could not reasonably be expected to have a Material Adverse Effect.
(b)            The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance policies on its assets covering such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business as the Company or such Subsidiary, as the case may be; and, upon request of the Administrative Agent, will promptly furnish to the Administrative Agent for distribution to the Lenders information presented in reasonable detail as to the insurance so carried.
Section 5.03.                          Negative Pledge.  The Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except:
(a)            Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $200,000,000;
(b)            any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary and not created in contemplation of such event;
(c)            any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;
(d)            any Lien on any improvements constructed on any property of the Company or any such Restricted Subsidiary and any theretofore unimproved real property on which such improvements are located securing Debt incurred for the purpose of financing all or any part of the cost of constructing such improvements, provided that such Lien attaches to such improvements within 180 days after the later of (1) completion of construction of such improvements and (2) commencement of full operation of such improvements;

(e)            any Lien existing on any asset prior to the acquisition thereof by the Company or a Restricted Subsidiary and not created in contemplation of such acquisition;
(f)            Liens on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or any other government or department, agency, instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;
(g)            Liens resulting from judgments not constituting an Event of Default;
(h)            Liens on property of any Restricted Subsidiary of the Company in favor of one or more of the Company or any of its Restricted Subsidiaries;
(i)            any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.03, provided that such Debt is not increased and is not secured by any additional assets other than improvements thereon; and
(j)            Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Tangible Assets at the time of incurrence.
Section 5.04.                          Consolidations, Mergers and Sales of Assets.  The Company will not merge or consolidate with or into any other Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets, property or business in any single transaction or series of related transactions, unless
(a)            (I) in the case of any such merger or consolidation, (A) the Company shall be the continuing corporation or (B) if the Company shall not survive such merger or consolidation, (i) the Person surviving such merger or consolidation shall be a corporation organized and existing under the laws of the United States of America or any State thereof, (ii) such Person shall expressly assume the due and punctual performance and observance of all of the covenants and agreements of the Company contained in this Agreement and any Notes pursuant to an assumption agreement reasonably satisfactory to the Administrative Agent, (iii) the Administrative Agent shall have received an opinion of counsel of the Company (who may be an employee of the Company) reasonably satisfactory to the Administrative Agent and addressed to each Lender, as to the due authorization, execution and delivery and enforceability of the assumption agreement (with such qualifications and limitations as are reasonably acceptable to the Administrative Agent) and (iv) the Administrative Agent shall have received all customary documentation and other customary information as to such Person required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) reasonably requested by the Administrative Agent, or (II) in the case of any such sale, lease, transfer or other disposition, the transferee or transferees shall be one or more Wholly-Owned Consolidated Subsidiaries of the Company organized and existing under the laws of the United States of America or any State thereof which shall expressly assume the due and punctual performance and observance of all of the covenants and agreements of the Company contained in this Agreement and any Notes, and

(b)            immediately after giving effect to such merger or consolidation, or such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing.
Section 5.05.                          Consolidated Capitalization.  The Leverage Ratio will not exceed 70% (the “Maximum Leverage Ratio”) as of any Compliance Date; provided that if the Leverage Ratio shall exceed 70% solely by reason of the incurrence of Debt in connection with an acquisition, and at the time and after giving effect thereto no other Default existed, then the Maximum Leverage Ratio shall be 75% for a period of 180 days following the date of such incurrence of Debt (the “Increase Date”).
For purposes of the foregoing, “Compliance Date” means (i) the last day of each fiscal quarter of the Company, measured when financial statements are or are required to be delivered pursuant to Section 5.01(a) or (b), and (ii) if an Increase Date occurs, (x) such Increase Date; provided that for the purpose of this clause (x) the Leverage Ratio shall be calculated using the Consolidated Book Net Worth as of the end of the latest fiscal month for which internal financial statements are available, and (y) the last day of each fiscal month of the Company falling within the period of 180 days following such Increase Date, measured, in the case of this clause (y), when internal financial statements are available for such fiscal month.
Section 5.06.                          Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Company for working capital, capital expenditures and other general corporate purposes.  None of such proceeds will be used, directly or indirectly, in violation of any applicable law or regulation, and no use of such proceeds for general corporate purposes will include any use thereof, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.
Section 5.07.                          Sanctions.
(a)            The Company will maintain policies and procedures reasonably designed to procure compliance by the Company and its Subsidiaries with all applicable Sanctions.
(b)            No Borrower will, directly or, to the knowledge of such Borrower, indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, for the purpose of funding, financing or facilitating any activities of or business with any individual or entity that is the subject of Sanctions, or in any Designated Jurisdiction, in each instance except to the extent that such activity or business is licensed by OFAC or otherwise authorized under U.S. law, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, arranger, Administrative Agent or otherwise) of applicable Sanctions.
ARTICLE 6
 Defaults
Section 6.01.                          Events of Default.  If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:
(a)            any principal of any Loan shall not be paid when due;
(b)            the Borrower shall fail to pay within five Domestic Business Days of the due date thereof any interest on any Loan, any fees or any other amount payable by it hereunder;

(c)            the Company shall fail to observe or perform any covenant contained in Section 5.03 through Section 5.06, inclusive, or, except to the extent such a breach thereof is capable of being cured (in which case clause (d) below shall apply), 5.07(b);
(d)            the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b) or (c) of this Section 6.01) for 30 days after written notice thereof has been given to the Company;
(e)            any representation, warranty, certification or statement made (or deemed made) by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been false or misleading in any material respect when made (or deemed made);
(f)            the Company or any Material Subsidiary shall fail to make any principal payment in respect of any Material Debt when due after giving effect to any applicable grace period;
(g)            any event or condition shall occur which results in the acceleration of the maturity of any Material Debt;
(h)            the Company or any Material Subsidiary shall:
(i)                      commence a voluntary case or other proceeding seeking (1) liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (2) the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;
(ii)                      consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;
(iii)                      make a general assignment for the benefit of creditors;
(iv)                      except for trade payables, fail generally to pay its debts as they become due; or
(v)                      take any corporate action to authorize any of the foregoing;
(i)            (i)            an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking (1) liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or (2) the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or
(ii)        an order for relief shall be entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(j)            (i)            any member of the ERISA Group shall fail to pay when due an amount or amounts that it shall have become liable to pay under Title IV of ERISA and such failure could be reasonably expected to have a Material Adverse Effect;

(ii)        notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing, and such termination could be reasonably expected to have a Material Adverse Effect;
(iii)       the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan, and such proceedings could reasonably be expected to have a Material Adverse Effect;
(iv)       a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and such termination could be reasonably expected to have a Material Adverse Effect; or
(v)        there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation, which withdrawal or default could reasonably be expected to have a Material Adverse Effect;
(k)            a final judgment or order for the payment of money in excess of $500,000,000 (net of amounts covered by insurance) shall be rendered against the Company or any Material Subsidiary, and such judgment or order is not bonded, stayed, discharged or otherwise paid or satisfied for a period of 60 consecutive days after the time period for appeal has expired, during which 60-day period execution shall not be effectively stayed; or
(l)            any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of the Company; provided that notwithstanding the foregoing, the Company may become a direct or indirect wholly owned subsidiary of one or more parent companies as a result of transactions conducted pursuant to the Business Combination Agreement, dated as of June 1, 2017, among the Company, Linde AG and certain other persons party thereto so long as no person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than another parent company shall have beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of such parent company.
then, and in every such event, the Administrative Agent shall, if so requested by the Required Lenders:
(i)                      by notice to the Company, terminate the Commitments and they shall thereupon terminate, and
(ii)                      by notice to the Company, declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors;
provided that in the case of any of the Events of Default specified in clause (h) or (i) above with respect to the Company, without any notice to any Obligor or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon automatically terminate and the Loans (together with accrued interest thereon) shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

Section 6.02.                          Notice of Default.  The Administrative Agent shall give notice under Section 6.01(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
Section 6.03.                          [Reserved].
Section 6.04.                          Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration and all Events of Default (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.05, then upon the written consent of the Required Lenders and written notice to the Company, the termination of the Commitments and the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.
ARTICLE 7
 The Administrative Agent
Section 7.01.                          Appointment And Authority.  Each of the Lenders hereby irrevocably appoints Mizuho to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article (other than Section 7.06) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions (other than Section 7.06).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.02.                          Rights As A Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.03.                          Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:
(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders  (or such other number or percentage of the Lenders as the Administrative Agent shall believe in good faith is required by Section 11.05), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and
(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as the Administrative Agent shall believe in good faith is required by Section 11.05) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 7.04.                          Reliance By Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05.                          Delegation Of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 7.06.                          Resignation Of The Administrative Agent.
(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with (so long as no Event of Default under Section 6.01(a), 6.01(b), 6.01(h) or Section 6.01(i) shall have occurred and be continuing) the consent of the Company (which consent shall not be unreasonably withheld), which successor Administrative Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and reasonably satisfactory to the Company.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above with (so long as no Event of Default under Section 6.01(a), 6.01(b), 6.01(h) or Section 6.01(i) shall have occurred and be continuing) the consent of the Company (which consent shall not be unreasonably withheld) ; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)            [Reserved].

(c)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Company or the Required Lenders may, to the extent permitted by applicable laws, by notice in writing to the Company, in the case of the Required Lenders, and such Person, remove such Person as Administrative Agent and appoint a successor Administrative Agent with (so long as no Event of Default under Section 6.01(a), 6.01(b), 6.01(h) or Section 6.01(i) shall have occurred and be continuing) the consent of the Company, in the case of the Required Lenders, (which consent shall not be unreasonably withheld), which successor Administrative Agent shall meet the qualifications set forth in Section 7.06(a) above.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after delivery of the notice of removal, then such removal shall nonetheless become effective in accordance with such notice.
Section 7.07.                          Non-reliance On Administrative Agent And Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 7.08.                          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Lead Arrangers or Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 7.09.                          Administrative Agent May File Proofs Of Claim.  In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.08 and Section 11.03) allowed in such judicial proceeding; and
(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.08 and Section 11.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 8
 Change in Circumstances
Section 8.01.                          Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Euro‑Currency Loan:
(a)            the Administrative Agent determines that (i) deposits in Dollars are not being offered to banks in the relevant market for such Interest Period or (ii) adequate and reasonable means do not exist for determining the Euro-Currency Base Rate for a requested Interest Period with respect to a proposed Euro-Currency Loan or in connection with a Base Rate Loan, the interest rate on which is calculated by reference to the Euro-Currency Base Rate, or
(b)            in the case of Euro‑Currency Loans, Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Euro-Currency Base Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro‑Currency Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro‑Currency Loans or to continue or convert outstanding Loans as or into Euro‑Currency Loans shall be suspended and (ii) each outstanding Euro‑Currency Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto and (iii) if the Administrative Agent or the Company so requires, the Administrative Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest applicable to Euro-Currency Loans.  Any alternative basis agreed pursuant to this clause (c) shall, with the prior consent of all the Lenders and the Company, be binding on all parties to this Agreement.  Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, if such Fixed Rate Borrowing is a Syndicated Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing in an equal Dollar Amount.
Section 8.02.                          Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Euro‑Currency Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro‑Currency Loans, or to convert outstanding Loans into Euro‑Currency Loans, shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro‑Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  If such notice is given, each Euro‑Currency Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro‑Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.  Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Currency Loans of the other Lenders.

Section 8.03.                          Increased Cost and Reduced Return.
(a)            If on or after the date hereof (the “Applicable Date”), any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro‑Currency Loan any such requirement included in an applicable Euro‑Currency Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay, or shall cause another Borrower to pay, such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
(b)            If (x) any Lender shall have determined that, after the Applicable Date, any Change in Law (including as to capital adequacy and liquidity requirements) has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material or (y) any Lender or the Administrative Agent shall have determined, after the Applicable Date, any change of law has or would have the effect of subjecting any Lender or the Administrative Agent to any taxes (other than (A) Taxes, (B) taxes excluded from the definition of Taxes by reason of clause (b) thereof, (C) Other Taxes and (D) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.
(c)            Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the Applicable Date, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section shall be delivered to the Company and the Administrative Agent setting forth the additional amount or amounts to be paid to it hereunder which certificate, accompanied by a computation thereof in reasonable detail, shall be conclusive in the absence of manifest error.  Notwithstanding subsection (a) of this Section, the Company shall only be obligated to compensate any Lender for any amount arising or accruing during (i) any time or period commencing not more than 90 days prior to the date on which such Lender notifies the Administrative Agent and the Company that it proposes to demand such compensation and identifies to the Administrative Agent and the Company the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other such basis, such Lender did not know that such amount would arise or accrue.

(d)            Section 8.03 does not apply to the extent any increased cost is attributable to the willful breach by the relevant Lender or its Affiliates of any law or regulation.
(e)            [Reserved].
(f)            Notwithstanding the foregoing, a Lender shall not be entitled to compensation pursuant to this Section 8.03 unless it shall have delivered a notice in writing to the Borrower certifying that it is generally charging or generally will charge such costs in similar circumstances to similarly situated customers (as determined by such Lender in good faith) under comparable credit facilities having provisions similar to this Section 8.03.
Section 8.04.                          Taxes.
(a)            For purposes of this Section 8.04, the following terms have the following meanings:
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, including any surcharges, penalties, or interest imposed by any Governmental Authority, or attributable to any payment by any Obligor pursuant to the Loan Documents, excluding in the case of the Administrative Agent and each Lender, (a) taxes, duties, levies, imposts, deductions, charges or withholdings imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes and (b) any tax, duty, levy, impost, deduction, charge or withholding, that is imposed on amounts payable to the Administrative Agent or a Lender (i) under a law of the United States or Spain that is in effect at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that such Person’s predecessor or assignor, if any, was entitled, immediately prior to the change of the Administrative Agent or the assignment, to receive additional amounts from an Obligor with respect to such tax pursuant to this Section or (ii) under FATCA.
“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.
“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, including any surcharges, penalties or interest, which arise from any payment made pursuant to the Loan Documents or from the execution, delivery, registration or enforcement of this Agreement.

(b)            All payments by or on account of any obligation of any Obligor to or for the account of any Lender or the Administrative Agent under any Loan Document shall be made without deduction or withholdings for any Taxes or Other Taxes, except as required by applicable law.  If any Obligor or the Administrative Agent shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable by the Obligor shall be increased as necessary so that after all such required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) are made, such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor or Administrative Agent shall make such deductions, (iii) such Obligor or Administrative Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Obligor was required to make such a deduction, such Obligor shall furnish to the Administrative Agent, at its address specified in or pursuant to Section 11.01, the original or a certified copy of a receipt evidencing payment thereof.
(c)            The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)            The Obligors agree to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) or required to be withheld or deducted from a payment to such Lender or Administrative Agent and any penalties, charges, surcharges and interest arising therefrom or with respect thereto, provided, however, that no Obligor shall be required to indemnify any Lender or the Administrative Agent under this Section 8.04 for any liability arising as a result of such Lender’s or Administrative Agent’s willful misconduct or gross negligence.  This indemnification shall be paid within 30 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.  A certificate as to the amount of such payment or liability delivered to the Obligor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)            If any Obligor is (or would be) required to pay additional amounts or indemnification payments to or for the account of any Lender pursuant to this Section, then such Lender will, at such Obligor’s request, change the jurisdiction of its Applicable Lending Office, or take any other action reasonably requested by such Obligor, if in the judgment of such Lender, such change or action (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise deemed by such Lender to be materially disadvantageous to it.  Upon the reasonable request of any Obligor, and at such Obligor’s expense, each Lender shall use reasonable efforts to cooperate with such Obligor with a view to obtaining a refund of any Taxes which were not correctly or legally imposed and for which such Obligor has indemnified such Lender under this Section 8.04 if such cooperation would not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender; provided that nothing in this Section 8.04 shall be construed to require any Lender to institute any administrative proceeding (other than the filing of a claim for any such refund) or judicial proceeding to obtain any such refund if such proceeding would, in the judgment of such Lender, be disadvantageous or materially adverse to such Lender.
(f)            If a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall pay over such refund to such Obligor (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Obligor, upon the request of the Lender, agrees to repay the amount paid over to such Obligor (plus any penalties, surcharges or interest imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will a Lender be required to pay any amount to an Obligor pursuant to this subsection the payment of which would place the Lender in a less favorable net after-tax position than the Lender would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid.  This subsection shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Obligor or any other Person.
(g)            (i)  Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii)                      Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with (A) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments for the account of such Lender, (B) executed originals of Internal Revenue Service Form W-8ECI or any successor form prescribed by the Internal Revenue Service, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (C) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation, (D) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (1) a certificate to the effect that such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (y) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (2) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, or (E) executed originals of any successor form prescribed by the Internal Revenue Service, establishing the Lender’s status as beneficial owner and (to the extent the Lender is legally entitled) establishing any applicable exemption from or reduction in Tax with respect to payments other than interest (under an applicable tax treaty).  Each such Lender further undertakes to deliver to the Company such renewals or additional copies of such forms (or successor forms) on or before the date that such form expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto necessary to reflect such change.
(h)            For any period with respect to which a Lender has failed to provide the Company with the appropriate form pursuant to Section 8.04(g) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or 8.04(d) with respect to Taxes imposed by the United States; provided that if a Lender that is otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(i)            In addition to the forms provided pursuant to Section 8.04(g), each Lender shall deliver to the Obligor and the Administrative Agent, at the time or times reasonably requested by the Obligor or Administrative Agent, any form or certificate required under law in order that any payment under the Loan Documents may be made without deduction or withholding for or on account of any taxes (including backup withholding) imposed by any jurisdiction (or to allow any such deduction or withholding to be at a reduced rate), provided that (i) such Lender is legally entitled to complete, execute and deliver such form or certificate, (ii) such completion, execution and submission is not materially disadvantageous to such Lender and (iii) the relevant Obligor has requested that such Lender deliver such form or certificate with respect to such jurisdiction.  To the extent it can lawfully do so at such time, each such Lender shall deliver appropriate revisions to or replacements of the above referenced forms or certificates to the relevant Obligor and the Administrative Agent on or before the earlier of (i) the date on which such forms expire or otherwise become obsolete and (ii) 30 days after the occurrence of an event which would require a change in the most recently delivered form or certificate.
(j)            For any period with respect to which a Lender has failed to provide the relevant Obligor or the Administrative Agent with the appropriate form referred to in Section 8.04(i) when it is required to do so, such Lender shall not be entitled to additional amounts or indemnification under Section 8.04(b) or (c) with respect to any Taxes imposed by a jurisdiction outside the United States as a result of such failure; provided that if a Lender that is otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required hereunder, the relevant Obligor shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.
(k)            If a payment made to a Lender hereunder or under any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or any other legal or beneficial holder of a Loan under this Agreement or any other Loan Document, or any foreign financial institution through which payments on a Loan under this Agreement or any other Loan Document are made, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the relevant Obligor and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Obligor or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Obligor or the Administrative Agent as may be necessary for such Obligor and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(l)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i)  any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Obligors have not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Obligors to do so), (ii)  any taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(b) relating to the maintenance of a Participant Register and (iii) any taxes excluded from the definition of “Taxes” attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (l).  Each Lender’s obligations under this paragraph (l) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(m)            Each Lender hereby authorizes the Administrative Agent to deliver to the Obligors and to any successor Administrative Agent the forms and certifications provided by such Lender to the Administrative Agent pursuant to this Section 8.04.
(n)            Each party’s obligations under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 8.05.                          Base Rate Loans Substituted for Affected Fixed Rate Loans.  If (i) the obligation of any Lender to make, or convert outstanding Loans to, Euro‑Currency Loans in Dollars has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 with respect to its Euro‑Currency Loans and the Borrower shall, by at least five Euro‑Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
(a)            all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro‑Currency Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Lenders; and
(b)            after each of its Euro‑Currency Loans has been converted to a Base Rate Loan, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.
If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro‑Currency Loan on the first day of the next succeeding Interest Period applicable to the related Euro‑Currency Loans of the other Lenders.
Section 8.06.                          Substitution of Lender; Termination Option.  If (i) the obligation of any Lender to make Euro‑Currency Loans or to convert or continue outstanding Loans into Euro‑Currency Loans shall be suspended pursuant to Section 8.02, (ii) any Lender shall demand compensation pursuant to Section 8.03 or 8.04, (iii) Investment Grade Status does not exist, or ceases to exist, as to any Lender, (iv) any Lender is a Non-Consenting Lender or (v) any Lender is a Defaulting Lender, then:
(a)            the Company shall have the right to designate a substitute financial institution or financial institutions (which may be one or more of the Lenders) mutually satisfactory to the Company and the Administrative Agent(in the case of the Administrative Agent, whose consent shall not be unreasonably withheld or delayed) to purchase for cash, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto, the outstanding Loans of such Lender and assume the Commitment of such Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such

Lender’s outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Lender’s Commitment hereunder and all other amounts payable by the Borrower to such Lender hereunder plus such amount, if any, as would be payable pursuant to Section 2.13 if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment (it is understood and agreed that any assignment that is required to be made by a Defaulting Lender or Non-Consenting Lender pursuant to this Section 8.06(a) shall be effective whether or not such Defaulting Lender or Non-Consenting Lender has actually signed the relevant Assignment and Assumption Agreement or other instrument of transfer, so long as such Defaulting Lender or Non-Consenting Lender, as applicable, has otherwise received the amounts due it under this Section 8.06(a) that it is owed in connection with such assignment); provided that no such assignment shall be required from a Non-Consenting Lender unless the applicable assignee shall have agreed to consent to the applicable amendment, waiver or consent; provided further that in the case of clause (ii) of the first paragraph of this Section 8.06, such substitution will result in a reduction in compensation pursuant to Section 8.03 or 8.04; and
(b)            except in the case of clause (v) of the first paragraph of this Section 8.06, the Company may elect to terminate this Agreement as to such Lender (but only if (x) in the case of clause (i) or (ii) of the first paragraph of this Section 8.06, Investment Grade Status exists as to the Company and (y) in the case of clause (iv) of the same paragraph, no Event of Default exists or is continuing); provided that (i) the Company notifies such Bank through the Administrative Agent of such election at least three Euro‑Dollar Business Days before the effective date of such termination and (ii) the Borrower repay or prepay the principal amount of all outstanding Loans made by such Lender plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Lender’s Commitment hereunder plus all other amounts payable by the Borrower to such Lender hereunder, not later than the effective date of such termination.  Upon satisfaction of the foregoing conditions, the Commitment of such Lender shall terminate on the effective date specified in such notice.
ARTICLE 9
 [Reserved]

ARTICLE 10
 [Reserved]

ARTICLE 11
 Miscellaneous
Section 11.01.                                        Notices.
(a)            Except as provided in Sections 5.01 and 11.01(b), all notices, requests, instructions and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing (including electronic transmission)) and shall be given to such party:  (w) in the case of the Company or the Administrative Agent, at its address, facsimile number or e-mail address set forth on the signature pages hereof, (x) in the case of any Lender, at its address, facsimile number or e-mail address set forth in its Administrative Questionnaire or (y) in the case of any party hereto, such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.  Each such notice, request or other communication shall be effective (i) if given by facsimile or other electronic transmission, when transmitted during normal business hours, to the facsimile number or e-mail address specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.
(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(c)            Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 11.02.                                        No Waivers.  No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 11.03.                                        Expenses; Indemnification.
(a)            The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of one special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including reasonable fees and disbursements of one counsel for all such Persons (plus one local counsel for all such Persons in each relevant jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction for all such Persons affected by such conflict), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.
(b)            The Company shall indemnify each Lead Arranger, each Lender and their respective Affiliates and their respective Affiliates’ directors, officers and employees for, and hold each Lead Arranger, each Lender and their respective Affiliates and their respective Affiliates’ directors, officers and employees harmless from and against (i) any and all damages, losses and other liabilities of any kind, including, without limitation, judgments and costs of settlement, and (ii) any and all reasonable out-of-pocket costs and expenses of any kind, including, without limitation, reasonable fees and disbursements of one counsel for all indemnified persons (plus one local counsel for all such indemnified persons in each relevant jurisdiction and, in the case of a conflict of interest, one additional counsel in each applicable jurisdiction for all such indemnified persons affected by such conflict), and any other reasonable costs of defense, including, without limitation, reasonable costs of discovery and investigation, for such Lead Arranger, Lender and their respective Affiliates and their respective Affiliates’ officers and directors (all of which shall be paid or reimbursed by the Company within 30 days of receipt of an invoice thereof in reasonable detail), suffered or incurred in connection with any investigative, administrative or judicial proceeding (whether or not such Lead Arranger or Lender shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that such Lead Arranger, Lender and their respective Affiliates and their respective Affiliates’ directors, officers and employees shall have no right to be indemnified or held harmless hereunder for the gross negligence or willful misconduct of such Lead Arranger, Lender and their respective Affiliates and their respective Affiliates’ directors, officers or employees as finally determined by a court of competent jurisdiction.  The Company shall indemnify and hold harmless the Administrative Agent, together with its Affiliates and its Affiliates’ directors, officers and employees, to the same extent that the Company indemnifies and holds harmless each Lender pursuant to this Section.
(c)            To the fullest extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Company’s indemnification obligation in Section 11.03(b) to the extent such special, indirect, consequential and punitive damages are included in any claim in connection with which such person is entitled to indemnification hereunder.
Section 11.04.                                        Sharing of Set-offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments shall be shared by the Lenders pro rata; provided that if at any time thereafter, the Lender that originally received such payment is required to repay (whether to the Company or to any other Person) all or any portion of such payment, each other Lender shall promptly (and in any event within five Domestic Business Days of its receipt of notification from such Lender requiring such repayment) repay to such Lender the portion of such payment previously received by it under this Section 11.04, together with such amount (if any) as is equal to the appropriate portion of any interest (in respect of the period during which such other Lender held such amount) such Lender shall have been obligated to pay when repaying such amount as aforesaid, in exchange for such participation in the Loans of such other Lender as was previously purchased by such Lender; provided further that the provisions of this Section shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender).  Nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loan Documents.
Section 11.05.                                        Amendments and Waivers.
(a)            Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent).  Notwithstanding the foregoing, no such amendment or waiver shall,

(i)      unless signed by all Lenders directly affected thereby,
                (A)    increase any Commitment,
                (B)    reduce the principal of or rate of interest on any Loan or any interest thereon or any fees hereunder,
                (C)    postpone the date fixed for any payment of principal of or interest on any Loan or interest thereon or any fees hereunder or for termination of any Commitment; or,
(ii)        unless signed by all Lenders,
(A)    [reserved],
(B)    change the percentage of the Credit Exposures, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, or
(C)    amend or waive the provisions of this Section 11.05.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)            The exercise by the Company of its right to decrease the Commitments pursuant to Section 2.09 or Section 8.06(b) shall not be deemed to require the consent of any party to this Agreement.
Section 11.06.                                        Successors and Assigns.
(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement (other than in accordance with Section 5.04) without the prior written consent of all Lenders.
(b)            Any Lender may at any time grant to one or more banks or other institutions (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Subsidiaries) (each a “Participant”) participating interests in its Commitment or any or all of its Loans.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender’s Note.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the

Borrower hereunder and under the Notes including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (A) (only to the extent such modification, amendment or waiver would increase the Commitment of such Lender), (B) or (C) of Section 11.05(a)(i) or to any modification, amendment or waiver that would have the effect of increasing the amount of a Participant’s participation in such Lender’s Commitment, in any such case without the consent of the Participant.  The Borrower agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest, subject to subsection (e) below and the foregoing provisions of this subsection (b).  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)            Any Lender may at any time assign to one or more Lenders or other institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto executed by such Assignee and such transferor Lender, with the subscribed consent of the Administrative Agent and, so long as no Event of Default under Section 6.01(a), 6.01(b), 6.01(h) or Section 6.01(i) exists, the Company, in each case not to be unreasonably withheld or delayed; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and provided further that if an Assignee is (i) any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with such transferor Lender or (ii) another Lender, no such consent of the Company or the Administrative Agent shall be required; and provided further that any assignment shall not be less than $5,000,000, or, if less, shall constitute an assignment of all of such Lender’s rights and obligations under this Agreement and the Notes; and provided further that none of (w) the Company or its Subsidiaries, (x) any Defaulting Lender or its Subsidiaries, (y) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this proviso, (z) or any natural person may be an Assignee.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Company shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee and the transferor Lender and the original Note is canceled.  In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee of $3,500 for processing such assignment.

(d)            Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank or other central banking authority.  No such assignment shall release the transferor Lender from its obligations hereunder.
(e)            No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company’s prior written consent, (ii) by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office or (iii) solely in the case of an Assignee, to the extent that the right to a greater payment results from a change in treaty, law, rule or regulation occurring after the date such Assignee became an Assignee.
(f)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the Assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 11.07.                                        [Reserved].
Section 11.08.                                        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.09.                                        Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement and any Notes constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.10.                                        Treatment of Certain Information; Confidentiality.
(a)            Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and shall not use such Information, without the prior written consent of the Company, for any purpose or in any manner other than pursuant to the terms and for the purposes contemplated by this Agreement, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that such assignee, Participant, prospective assignee or Participant agrees in writing to keep such information confidential to the same extent required by the Lenders party to this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, in each case who agree to be bound by the terms of this Section 11.10 (or language substantially similar to this Section 11.10) (vii) with the consent of the Company or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) that is provided to the Administrative Agent, any Lender or any of their respective Affiliates by a Person other than the Company not in violation, to the actual knowledge of the Administrative Agent, such Lender or Affiliate, of any duty of confidentiality.  For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, this Agreement or the transactions contemplated hereby other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to the disclosure to the Company.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions maintain the confidentiality of such Information.
(b)            Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.
Section 11.11.                                        Severability.  If any provision of this Agreement or the Notes is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the Notes shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by proceedings under any bankruptcy, insolvency or other similar law now or hereafter in effect, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.12.                                        Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of an applicable EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)            the application of any Write-Down and Conversion Powers by an applicable EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)            the effects of any Bail-In Action on any such liability, including, if applicable:
            (i)                      a reduction in full or in part or cancellation of any such liability;
            (ii)                      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
            (iii)                      the variation of the terms of such liability in connection with the exercise of Write-Down and Conversion Powers of any applicable EEA Resolution Authority.
Section 11.13.                                        Collateral.  Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.
Section 11.14.                                        Judgment Currency.  If, under any applicable law and whether pursuant to a judgment being made or registered against any Obligor or for any other reason, any payment under or in connection with this Agreement, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, the Company shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall.  For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.
Section 11.15.                                        Patriot Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 11.16.                                        No Advisory Or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledge and agree that:  (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Lead Arrangers and Bookrunner listed on the cover page hereof are arm’s-length commercial transactions between the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, Lead Arrangers and Bookrunner, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, Lead Arrangers and Bookrunner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of their respective Affiliates, or any other Person and (ii) none of the Administrative Agent, Lead Arrangers and Bookrunner has any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, Lead Arrangers and Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and none of the Administrative Agent, Lead Arrangers and Bookrunner has any obligation to disclose any of such interests to the Borrower or any of their respective Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, Lead Arrangers and Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.17.                                        Electronic Execution Of Assignments And Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
PRAXAIR, INC.

By:  /s/ Matthew J. White
       Name:  Matthew J. White
       Title:    Senior Vice President and
                   Chief Financial Officer

10 Riverview Drive
Danbury, CT  06810
Telecopy number:  (203) 837-2480
Attention:  Treasurer

[Signature Page to 364-Day Credit Agreement]

MIZUHO BANK, LTD. as Administrative Agent

By:  /s/ Donna DeMagistris
      Name:  Donna DeMagistris
      Title:    Authorized Signatory

Administrative Agent’s Office
1800 Plaza Ten, Harborside Financial Center
Jersey City, New Jersey 07311
Attention:  Nobuhiko Sakyo
Tel:  (201) 626-9333
Fax:  (201) 626-9935
Email:  LAU_AGENT@mizuhocbus.com

[Signature Page to 364-Day Credit Agreement]

MIZUHO BANK, LTD., as a Lender By: /s/ Donna DeMagistris Name: Donna DeMagistris Title: Authorized Signatory

[Signature Page to 364-Day Credit Agreement]

BANK OF AMERICA, N.A., as a Lender By: /s/ Christopher DiBiase Name: Christopher DiBiase Title: Director

[Signature Page to 364-Day Credit Agreement]

CITIBANK, N.A., as a Lender By: /s/ Michael Vondriska Name: Michael Vondriska Title: Vice President

[Signature Page to 364-Day Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender By: /s/ William O’Daly Name: William O’Daly Title: Authorized Signatory By: /s/ Szymon Ordys Name: Szymon Ordys Title: Authorized Signatory

[Signature Page to 364-Day Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender By: /s/ Ming K. Chu Name: Ming K. Chu Title: Director By: /s/ Virginia Cosenza Name: Virginia Cosenza Title: Vice President

[Signature Page to 364-Day Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender By: /s/ David A. Mandell Name: David A. Mandell Title: Managing Director

[Signature Page to 364-Day Credit Agreement]

PRICING SCHEDULE
The “Euro-Currency Margin” and “Commitment Fee Rate” for any day are the respective percentages set forth below (in basis points per annum) in the applicable row under the column corresponding to the Status that exists on such day:
Status	Level I	Level II	Level III	Level IV	Level V	Level VI
Euro-Currency Margin	62.50	75.00	87.50	100.00	112.50	125.00
Commitment Fee Rate	2.75	3.00	3.50	6.00	10.00	12.50

For purposes of this Schedule, the following terms have the following meanings:
“Level I Status” exists at any date if, at such date, the Company’s long-term debt is rated at least AA- by S&P or at least Aa3 by Moody’s.
“Level II Status” exists at any date if, at such date, (i) the Company’s long-term debt is rated at least A+ by S&P or at least A1 by Moody’s and (ii) Level I Status does not exist.
“Level III Status” exists at any date if, at such date, (i) the Company’s long-term debt is rated at least A by S&P or at least A2 by Moody’s and (ii) neither Level I Status or Level II Status exists.
“Level IV Status” exists at any date if, at such date, (i) the Company’s long-term debt is rated at least A- by S&P or at least A3 by Moody’s and (ii) none of Level I Status, Level II Status or Level III Status exists.
“Level V Status” exists at any date if, at such date, (i) the Company’s long-term debt is rated at least BBB+ by S&P or at least Baa1 by Moody’s and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.
“Level VI Status” exists at any date if, at such date, no other Status exists.
“Moody’s” means Moody’s Investors Service, Inc.
“S&P” means Standard & Poor’s.
“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, or Level V or Level VI Status exists at any date.
The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement and any rating assigned to any other debt security of the Company shall be disregarded.  The rating in effect at any date is that in effect at the close of business on such date.
If there is a difference in rating levels between S&P and Moody’s, then the higher rating shall be used to determine Status; provided that if the difference is more than one notch, a rating one notch higher than the lower of the two shall be used.  In the event that (i) only one of S&P or Moody’s shall have a rating in effect, then the Status shall be determined by reference to the available rating, and (ii) neither S&P nor Moody’s shall have a rating in effect, then the Status shall be determined by the Company’s corporate family credit rating or corporate credit rating by S&P or Moody’s; provided that if such corporate family and corporate credit rating are unavailable, then Level VI Status shall be deemed to exist.

The “Base Rate Margin” applicable at all times during any Calendar Quarter (or shorter period commencing on the Effective Date and ending on the last day of the Calendar Quarter in which the Effective Date occurs) is a rate per annum equal to the excess, if any, of the Euro-Currency Margin determined on the first Domestic Business Day of such Calendar Quarter (or shorter period) over 1.00% per annum.

COMMITMENT SCHEDULE
BANK	COMMITMENT
Mizuho Bank, Ltd.	$83,333,333.35
Bank of America, N.A.	$83,333,333.33
Citibank, N.A.	$83,333,333.33
Credit Suisse AG, Cayman Islands Branch	$83,333,333.33
Deutsche Bank AG New York Branch	$83,333,333.33
HSBC Bank USA, National Association	$83,333,333.33
TOTAL	$500,000,000.00

EXHIBIT A
NOTE
New York, New York
_______________, 201_
For value received, [NAME OF BORROWER] (the “Borrower”), promises to pay to the order of _____________ (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in immediately available funds at the office of Mizuho Bank, Ltd., at 1251 Avenue of the Americas, New York, New York 10020.
All Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
This note is one of the Notes referred to in the Credit Agreement dated as of June 30, 2017 among Praxair, Inc., a Delaware corporation, the Lenders listed therein and Mizuho Bank, Ltd., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.
PRAXAIR, INC. By: ______________________ Name: Title:

A-1

Note (cont’d)
LOANS AND PAYMENTS OF PRINCIPAL
Date	Currency and Amount of Loan	Type of Loan	Principal Repaid	Maturity Date	Notation Made By

A-2

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT
AGREEMENT dated as of _________, 20__ among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), PRAXAIR, INC. (the “Company”) and MIZUHO BANK, LTD., as Administrative Agent (the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of June 30, 2017 among the Company, the Assignor and the other Lenders party thereto, as Lenders, and the Administrative Agent (the “Credit Agreement”);
WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans in an aggregate Dollar Amount at any time outstanding not to exceed $___,000,000;
WHEREAS, [Syndicated] Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate Dollar Amount of $__________ are outstanding at the date hereof; and
WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding [Syndicated] Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
Section 1.  Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.
Section 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Syndicated Loans made by the Assignor outstanding at the date hereof.  Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.  The assignment provided for herein shall be without recourse to the Assignor.

B-1

Section 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them.1  It is understood that facility fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
Section 4.  Consents.  This Agreement is conditioned upon the consent of [the Company,] [and the Administrative Agent] pursuant to Section 11.06 of the Credit Agreement.  The execution of this Agreement by [the Company,] [and the Administrative Agent, as applicable,] is evidence of this consent.
Section 5.  Non‑Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Company or any of its Subsidiaries, or the validity and enforceability of the obligations of the Company or any of its Subsidiaries in respect of any Loan Document.  The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company and its Subsidiaries.
Section 6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
Section 7.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[1]
Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid to the Assignor to the Assignee.  It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

B-2

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]

By:  ________________________
       Title:

[ASSIGNEE]

By:  ________________________
       Title:

[PRAXAIR, INC.]

By:  ________________________
       Title:

[MIZUHO BANK, LTD., as Administrative Agent]

By:  ________________________
       Title:

B-3